EXHIBIT 99.1

Contacts:
Smith & Wesson Holding Corporation
John A. Kelly, 413-747-3305

PRESS RELEASE

Smith & Wesson Reports Second Quarter Earnings Increase

SPRINGFIELD, MA (December 9, 2004) – Smith & Wesson Holding Corporation (AMEX:SWB), announced today that net income for the three months ended October 31, 2004 was $2.2 million, or $0.07 per diluted share, compared with net income of approximately $671,000, or $0.02 per diluted share, for the three months ended October 31, 2003. Net product sales for the second quarter were $29.1 million, a slight increase over net product sales of $28.9 million for the quarter ended October 31, 2003.

Net income for the six months ended October 31, 2004 was $3.7 million, or $0.11 per diluted share, compared with net income of $1.3 million, or $0.03 per diluted share, for the six months ended October 31, 2003. Net product sales for the six months ended October 31, 2004 were $56.8 million, an $820,100, or 1.4%, decrease from net product sales for the six months ended October 31, 2003.

Firearms sales, the Company’s core business, were $26.4 million for the quarter, an increase of $1.8 million, or 7.4%, versus the comparable quarter last year. Non-firearms sales were $2.6 million, a decline of $1.6 million. Firearms sales for the six months ended October 31, 2004 were $51.8 million, a $2.4 million, or 4.8%, increase over the six months ended October 31, 2003. Non-firearms sales for the six-month period were $5.1 million, down $3.2 million, or 38.5%, from the previous year. Non-firearms sales were lower in both the three- and six-month periods as a result of lower handcuff sales and the discontinued optics and third-party machining businesses.

The substantial increase in net income in the second quarter was attributable to an agreement reached with one of the Company’s insurance carriers regarding municipal litigation costs. The carrier agreed to reimburse the Company for certain past litigation costs incurred by the Company and agreed to pay a portion of ongoing costs. As a result of the settlement, the profit for the second quarter includes the net refund of $2.0 million and an additional increase in insurance receivables of $2.1 million to reflect the agreement to pay ongoing costs for which the Company has previously provided reserves. Earnings for the quarter were adversely impacted by a provision for severance costs for the Company’s former CEO and recruiting costs for his replacement. The total of the severance and recruiting costs was $626,000. These items, after consideration of profit sharing, had an after-tax impact of approximately $1.8 million, or $0.05 per diluted share.

John Kelly, CFO of Smith & Wesson Holding Corporation, said, “Firearms sales were up for the quarter as we continue to grow the core business. We experienced some production difficulties in the second quarter that had an adverse impact on sales and profits. Those problems have been corrected as additional capacity will be coming on line in the next quarter.”

For the six months ended October 31, 2004, the Company had a cash outflow of $1.1 million, compared with an outflow of $1.7 million for the six months ended October 31, 2003. The cash flow for the six months included $2.0 million in repayment of existing debt, compared with $1.0 million for the six months ended October 31, 2003. Cash flow from operating activities was $2.0 million for the six months ended October 31, 2004, as compared with $1.1 million for the six months ended October 31, 2003.

Outlook for the Remainder of Fiscal Year 2005

In July of this year, the Company retained Merriman, Curhan, Ford & Company to assist in the restructuring of its existing debt. The Company noted that its current debt structure contains restrictive covenants that are no longer consistent with its growth plans. The Company has received proposals from a number of financial institutions and is now in final negotiations on a $40 million credit facility. Upon completion of the restructuring, the Company expects to reduce significantly its outstanding debt through utilization of the cash currently collateralizing the existing debt. The Company also expects interest costs to decrease by over $1.5 million on an annual basis as a result of the lower debt level and a lower interest rate than is currently being paid by the Company. The Company expects to complete the debt restructuring by the end of December.

The Company currently expects sales for the fiscal year ending April 30, 2005 to increase by approximately 5% over the $117.9 million reported for the fiscal year ended April 30, 2004. The Company continues to expect net income to be in the range of $5.4 million to $6.4 million, or between $0.16 and $0.19 per diluted share, compared with $1.4 million, or $0.04 per diluted share, for the fiscal year ended April 30, 2004.

Commenting on the annual projections, John Kelly said, “The decline in the dollar has increased the cost of our Walther imports, which accounts for about 10% of our sales. Thus, we will be forced to increase prices on our Walther products in the second half in order to maintain acceptable margins. As a result of the increased prices, we are forecasting a decline in Walther sales in the remainder of the fiscal year. Despite that reduction in sales, our profit projections for the year are unchanged because we expect the results of the insurance agreement will offset the lost profits from the lower sales and the one-time severance and recruiting costs that we have incurred this year.”

About Smith & Wesson

Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors, and firearms enthusiasts throughout the world have used the Company’s products with confidence for more than 150 years. Smith & Wesson Corp. also manufactures and markets Smith & Wesson branded handcuffs. For more information, visit http://www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s sales and earnings projections for the fiscal year ending April 30, 2005, the Company’s debt restructuring efforts, future interest rate savings, the Company’s strategies, and the demand for the Company’s products, especially the Walther imports. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

	Three months ended		Six months ended
	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Net product sales	$29,078,039	$28,874,158	$56,846,914	$57,667,014
License revenue	526,018	362,701	922,768	786,004
Cost of goods sold	19,178,562	19,808,888	37,950,629	40,070,608
Cost of services	4,663	57,496	33,821	57,496

Gross profit	10,420,832	9,370,475	19,785,232	18,324,914

Operating expenses:
Research and development, net	38,184	169,145	75,323	497,763
Selling and marketing	3,160,186	3,319,079	6,021,436	6,275,980
General and administrative	4,799,717	4,580,365	8,400,258	7,900,073

Total operating expenses	7,998,087	8,068,589	14,497,017	14,673,816

Income from operations	2,422,745	1,301,886	5,288,215	3,651,098

Other income/(expense):
Other income/(expense)	1,860,313	494,836	2,175,306	(184,784)
Interest income	101,049	73,225	183,299	169,896
Interest expense	(819,261)	(827,499)	(1,654,638)	(1,679,312)

	1,142,101	(259,438)	703,967	(1,694,200)

Income before income taxes	3,564,846	1,042,448	5,992,182	1,956,898
Income tax expense	1,321,639	371,783	2,256,329	700,985

Net income	$2,243,207	$670,665	$3,735,853	$1,255,913
Other comprehensive income:
Unrealized gain on marketable securities	—	15,738	—	3,465

Comprehensive income	$2,243,207	$686,403	$3,735,853	$1,259,378

Weighted average number of common equivalent shares outstanding, basic	31,279,739	30,673,786	31,144,761	30,647,088

Net income per share, basic	$0.07	$0.02	$0.12	$0.04

Weighted average number of common equivalent shares outstanding, diluted	34,381,103	37,126,451	34,215,049	37,098,420

Net income per share, diluted	$0.07	$0.02	$0.11	$0.03

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	October 31, 2004
	Unaudited	April 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,391,418	$5,510,663
Marketable securities	—	1,538,738
Accounts receivable, net of allowance for doubtful accounts of $104,830 on October 31, 2004 and $100,000 on April 30, 2004	14,927,941	20,249,858
Inventories	17,480,834	15,986,705
Other current assets	4,711,028	1,823,181
Deferred income taxes	3,935,099	3,900,480
Income tax receivable	160,914	160,596

Total current assets	45,607,234	49,170,221

Property, plant, and equipment, net	13,835,601	11,021,174
Intangibles, net	323,118	351,908
Collateralized cash deposits	22,349,528	22,673,059
Notes receivable	1,051,404	1,072,359
Deferred income taxes	7,544,851	9,607,287
Other assets	6,049,009	7,379,099

	$96,760,745	$101,275,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,580,103	$9,608,975
Accrued expenses	7,937,174	8,335,196
Accrued payroll	3,015,608	3,920,426
Accrued taxes other than income	1,049,116	1,055,506
Accrued profit sharing	1,577,879	2,272,030
Deferred revenue	34,889	442,291
Current portion of notes payable	4,206,744	4,039,456

Total current liabilities	26,401,513	29,673,880

Notes payable	35,725,062	37,870,046

Other non-current liabilities	13,400,626	16,913,947

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 31,499,193 shares on October 31, 2004 and 30,935,799 shares on April 30, 2004 issued and outstanding	31,499	30,936
Additional paid-in capital	17,352,073	16,651,934
Retained earnings	3,849,972	114,119
Accumulated other comprehensive income	—	20,245

Total stockholders’ equity	21,233,544	16,817,234

	$96,760,745	$101,275,107

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
For the Six Months Ended:

	October 31, 2004	October 31, 2003
Cash flows provided by (used for) operating activities:
Net income	$3,735,853	$1,255,913
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Amortization and depreciation	1,095,054	741,073
Gain on disposal of product line	(450,515)	—
Gain on sale of assets	(7,405)	(8,307)
Write-off of patents	39,741	—
Provision for losses on accounts receivable	6,500	15,300
Provision for excess and obsolete inventory	385,713	375,865
Stock compensation for services	—	10,000
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	5,315,417	(244,542)
Inventories	(1,879,842)	(576,787)
Other current assets	(2,887,847)	763,085
Deferred taxes	2,129,028	612,398
Income tax receivable	(318)	40,670
Note receivable	20,955	(129,906)
Other assets	1,330,090	3,749,779
Increase (decrease) in liabilities:
Accounts payable	(1,028,872)	(1,872,746)
Accrued payroll	(904,818)	99,989
Accrued profit sharing	(694,151)	1,176,901
Accrued taxes other than income	(6,390)	145,340
Accrued expenses	(398,022)	66,231
Other non-current liabilities	(3,513,321)	(5,114,044)
Deferred revenue	(256,887)	(31,539)

Net cash provided by operating activities	2,029,963	1,074,673

Cash flows (used for) investing activities:
Payments to acquire marketable securities	—	(15,775)
Proceeds from sale of marketable securities	1,518,493	—
Reduction to collateralized cash deposits	323,531	140,033
Payments to acquire patents	(17,306)	(13,862)
Proceeds from sale of property and equipment	7,465	11,209
Proceeds from sale of product line	300,000	—
Payments to acquire property and equipment	(3,903,186)	(2,083,982)

Net cash used for investing activities	(1,771,003)	(1,962,377)

Cash flows (used for) financing activities:
Payment on notes payable, Tomkins	(1,417,782)	(1,000,000)
Proceeds from sale of common stock	123,307	133,593
Proceeds from exercise of options to acquire common stock	476,184	28,700
Payments on loans and notes payable, unrelated parties	(559,914)	—

Net cash used for financing activities	(1,378,205)	(837,707)

Net decrease in cash and cash equivalents	(1,119,245)	(1,725,411)
Cash and cash equivalents, beginning of year	5,510,663	12,182,010

Cash and cash equivalents, end of period	$4,391,418	$10,456,599